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Exhibit 99(a)(4)

PRESS RELEASE

DIXON MILL INVESTOR, LLC
350 Veterans Boulevard
Rutherford, New Jersey 07070

Contact:	Mark Bava at Dixon Mill Investor, LLC at (201) 804-8700
Dan Passoff at MacKenzie Partners, Inc. at (800) 322-2885

FOR IMMEDIATE RELEASE

DIXON MILL ELIMINATES CONDITIONS TO TENDER OFFER; EXTENDS OFFER

        RUTHERFORD, NEW JERSEY, February 26, 2004—DIXON MILL INVESTOR, LLC today announced that it has amended its outstanding tender offer for units of limited partnership interests of Wilder Richman Historic Properties II, L.P. to remove two significant conditions to the offer: (i) the condition that a minimum number of Units be tendered and (ii) the condition relating to the successful completion of a consent solicitation to amend certain provisions of the Wilder Richman partnership agreement. Dixon Mill has extended the expiration date for the offer to 5:00 p.m., New York City time, on Friday, March 12, 2004, unless further extended. The tender offer was previously scheduled to expire on Wednesday, March 10, 2004, unless extended by Dixon Mill. Dixon Mill reported that approximately 38.5 units have been deposited to date in response to its tender offer.

        If you have already tendered your units to Dixon Mill, you do not need to send a new Agreement of Transfer and Letter of Transmittal.

        If you have already tendered your units to Everest Investors 14, LLC and you wish to tender your units to Dixon Mill instead, (i) you should fax a written notice including your name, your signature and the number of units to be withdrawn to Everest Investors 14, LLC, at 626-585-5929 immediately, as the Everest Investors 14, LLC tender offer is scheduled to expire tomorrow, unless extended, and you will not be able to withdraw units once the tender offer has expired and (ii) once your units have been withdrawn from Everest Investors 14, LLC's offer, you should complete the Agreement of Transfer and Letter of Transmittal and submit it to Dixon Mill.

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PRESS RELEASE